                                  SCHEDULE 14C
                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
  [x]  Preliminary Information Statement    [ ]  Confidential,  For Use of the
                                                 Commission Only (as permitted
  [ ]  Definitive Information Statement          by rule 14c-5(d)(2))

                          TURBOCHEF TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
 (Name of Person(s) Filing Information Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
       (1)   Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

       (2)   Aggregate number of securities to which this transaction applies:

             -------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

             -------------------------------------------------------------------

       (4)   Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

       (5)   Total fee paid:

             -------------------------------------------------------------------
[ ]    Fee previously paid with preliminary materials:

       -------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement under, or the form or schedule and the date of its filing.

       (1)   Amount previously paid:

             -------------------------------------------------------------------

       (2)   Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------

       (3)   Filing Party:

             -------------------------------------------------------------------

       (4)   Date Filed:

             -------------------------------------------------------------------

                          TURBOCHEF TECHNOLOGIES, INC.
                              SIX CONCOURSE PARKWAY
                                   SUITE 1900
                             ATLANTA, GEORGIA 30328

         The board of directors has determined that it is in the best interests of TurboChef Technologies, Inc. ("TurboChef" or the "Company") to effect a one-for-three reverse stock split of the Company's outstanding common stock to adjust the Company's capital structure to make our common stock more attractive to investors and to better position the Company for possible capital-raising transactions in the future.

         In order to effect the reverse stock split, the Company's Certificate of Incorporation must be amended. An amendment of the Company's Restated Certificate of Incorporation requires the approval of both the Company's board of directors as well as the holders of a majority of the issued and outstanding shares of the Company's common stock. A Certificate of Amendment to the Company's Restated Certificate of Incorporation (the "Amendment") was approved by the Company's board of directors on October 28, 2004. The Amendment will effect a one-for-three reverse stock split of the Company's outstanding common stock. The Amendment was authorized and approved on November _____, 2004 by the written consent, without a meeting, of the holder of a majority of the issued and outstanding shares of common stock of the Company.

         The accompanying Information Statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the Amendment or the reverse stock split, and no meeting of the Company's stockholders will be held or proxies or consents solicited from the Company's stockholders in connection with those matters since they have already been approved by the requisite written consent of the holders of a majority of its issued and outstanding common stock.

         Under the rules of the Securities and Exchange Commission, the Company must allow at least 20 days to pass after the accompanying Information Statement has been sent to the stockholders of the Company before the Amendment and the reverse stock split become effective. We currently expect the Amendment and the reverse stock split to become effective on or about __________, 2004.

     Sincerely,


         /s/ Richard E. Perlman           /s/ James K. Price
         Richard E. Perlman                James K. Price
         Chairman of the Board             President and Chief Executive Officer

November _____, 2004

                          TURBOCHEF TECHNOLOGIES, INC.
                              SIX CONCOURSE PARKWAY
                                   SUITE 1900
                             ATLANTA, GEORGIA 30328

         ---------------------------------------------------------------

                              INFORMATION STATEMENT

         ---------------------------------------------------------------


         This Information Statement is being furnished to the stockholders of TurboChef Technologies, Inc. ("TurboChef" or the "Company") at the direction of the Company's board of directors. It is furnished in connection with action taken by written consent of the holder of a majority of the issued and outstanding shares of common stock, the only outstanding voting shares of the Company, on November _____, 2004 without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law. The written consent authorized and approved a Certificate of Amendment to the Company's Restated Certificate of Incorporation (the "Amendment") that will effect a one-for-three reverse stock split of the Company's outstanding common stock. No other approval of the Amendment by the stockholders of the Company is necessary or will be sought.

         This Information Statement is being mailed on or about November __, 2004 to holders of record of the Company's common stock as of November 24, 2004 (the "record date"). This Information Statement constitutes notice of corporate action without a meeting by less than unanimous written consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

         In order for the reverse stock split to become effective, the Amendment must be filed with the Secretary of State of the State of Delaware. Such filing will not occur until at least 20 days after mailing this Information Statement to the Company's stockholders.

                   WE ARE NOT ASKING FOR A PROXY OR A CONSENT
            AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR A CONSENT

         The date of this Information Statement is November _____, 2004

                               REVERSE STOCK SPLIT

GENERAL

         On October 28, 2004, the board of directors unanimously approved the Amendment that would effect a one-for-three reverse stock split of all issued and outstanding shares of our common stock, par value $.01 per share. On November _____, 2004, the holder of 38,353,000 shares of common stock, representing approximately 53% of the total issued and outstanding shares of common stock as of the record date, delivered a written consent approving the Amendment and the reverse stock split. The terms of the reverse stock split, as set forth in the Amendment, are as follows:

         Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), each share of common stock, par value $0.01 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, automatically will be reclassified as and converted into one third (1/3) of a share of our common stock, par value $0.01 per share (the "New Common Stock"). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent (i) a number of whole shares of the New Common Stock equal to the result obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by three and (ii) the right to receive cash in lieu of a fraction of a share of New Common Stock.

PURPOSE OF REVERSE STOCK SPLIT

         The primary purpose of the Amendment and the reverse stock split is to adjust the Company's capital structure to make our common stock more attractive to investors and to better position the Company for possible capital-raising transactions in the future. Our board of directors, with the advice and counsel of its financial advisors, has determined that investors who would otherwise be potential investors in our common stock would prefer to invest in shares that trade at a price in excess of $10 per share. The closing sale price of our common stock on the American Stock Exchange ("AMEX") was $_____ per share on the date prior to the date of this Information Statement. Our board of directors has approved the one-for-three reverse split of all outstanding shares of our common stock with the expectation that the reverse split would lead the per-share trading price to approximately triple, resulting in a trading price comfortably above the $10 level.

         Notwithstanding the authorization of the Amendment by the stockholders, the board of directors may in its discretion determine to abandon the reverse stock split without further action by our stockholders in accordance with
Section 242(c) of the Delaware General Corporation Law. The board of directors will consider and evaluate the following factors and criteria to determine whether to implement the reverse stock split:

         o the prevailing trading price for our common stock and the volume level thereof;

         o potential devaluation of our market capitalization as a result of a reverse stock split; and

         o the general economic and other related conditions prevailing in our industry and in the marketplace generally.

         The board of directors will determine, at such time as it deems desirable, whether to implement the reverse stock split and will provide stockholders and other relevant persons with notice of the record date for the reverse stock split.

EFFECTS OF REVERSE STOCK SPLIT

         A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation's capital stock, which may be accomplished by the Company, in this case, by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock. For example, if our board of directors implements the one-for-three reverse stock split of our common stock, then a stockholder holding 1,500 shares of our common stock before the reverse stock split would hold 500 shares of our common stock after the reverse stock split. This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock (in the instant example, adding 1,000 shares to the number of unissued shares available for issuance), because the number of shares authorized for issuance is otherwise unchanged by the Amendment. Each stockholder's proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from cash payments in lieu of fractional shares of our common stock. Outstanding shares of new common stock resulting from the reverse stock split will remain fully paid and non-assessable.

         As noted above, the board of directors expects that the reverse stock split will lead the common stock to trade at a higher price per share than its recent trading prices; however, the board recognizes that the reverse stock split might not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the market price, all of which will depend upon factors such as our performance and business prospects, among others. The history of reverse stock splits for other companies in like circumstances is varied and thus not predictive in terms of gauging whether our desired effects of the reverse stock split will materialize.

         The reverse stock split also will affect the presentation of stockholders' equity on our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. The market price of our common stock also will be based on our performance and other factors, many of which are unrelated to the number of outstanding shares of our common stock. If the reverse stock split is implemented and the market price of our common stock later declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

         Finally, the reverse stock split, if implemented, will affect the outstanding options and warrants to purchase our common stock. Both of our option plans include provisions requiring adjustments to the following in the event of a reverse stock split: (i) the number of shares of our common stock covered by the plans; (ii) the number of shares of our common stock subject to outstanding options granted under the plans; and (iii) the exercise prices of outstanding options granted under the plans. For example, in a one-for-three reverse stock split, each outstanding option to purchase common stock would thereafter evidence the right to purchase that number of shares of our common stock equal to one-third of the number of shares of our common stock previously covered by the option (fractional shares will be rounded down without payment to the option holder of any fractional share consideration) and the exercise price per share would be three times the previous exercise price. Further, the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our existing stock option plans will be reduced to one-third of the number of shares currently included in such plans.

         The following table illustrates the effects of a one-for-three reverse stock split, without giving effect to any adjustments for fractional shares, on our authorized and outstanding shares of our capital stock:

                                                            NUMBER OF SHARES AS OF RECORD DATE

                                                               PRIOR TO           AFTER 1-FOR-3
                                                          REVERSE STOCK SPLIT   REVERSE STOCK SPLIT
                                                          -------------------   -------------------

          Authorized Shares of Common Stock                    100,000,000        100,000,000
          Outstanding Shares of Common Stock                    72,502,314         24,167,438
          Shares of Common Stock Available for Issuance         27,497,686         75,832,562

NO FRACTIONAL SHARES

         No fractional shares of common stock will be issued in connection with the reverse stock split. If as a result of the reverse stock split, a stockholder would otherwise hold a fractional share, the stockholder, in lieu of the issuance of a certificate for a fractional share, would be entitled to receive a payment in cash. The board of directors may elect either (a) to arrange for our transfer agent to aggregate and sell these fractional shares of our common stock in the open market and distribute the funds in lieu of those fractional shares or (b) to make a cash payment in an amount per share equal to the average of the closing prices per share on the AMEX for the period of ten consecutive trading days ending on (and including) the effective date of a reverse stock split, without interest. The owner of a resulting fractional share interest will have only a right to receive the cash payment therefor and not any voting, dividend or other right with respect to that interest. We estimate that the total payments to stockholders to cash out fractional shares of common stock will be approximately $_____. Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, amounts due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

IMPLEMENTATION OF REVERSE STOCK SPLIT

         Our board of directors may direct our management to file the Amendment with the Secretary of State of the State of Delaware to effect the reverse stock split. Our board of directors reserves the right, in its sole discretion, not to make such filing and not to complete the reverse stock split if it deems it appropriate not to do so. The Amendment and the reverse stock split will not become effective if the filing is not made.

REASONS FOR REVERSE STOCK SPLIT

         The board of directors believes that a reverse stock split is desirable for the following reasons:

         (a) The board of directors believes that the anticipated increase in the market price per share resulting from a reverse stock split will help to make our common stock more attractive to investors and better position the Company for possible capital-raising transactions in the future. The anticipated increase in the per share market price of our common stock should also enhance the acceptability of our common stock generally to the financial community and the investing public. Among other things, the reverse split should help make the Company's common stock eligible to be margined.

         (b) Our common stock has recently traded below $5.00 per share on a consistent basis. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower-priced stocks. Some of the policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that make the handling of lower-priced stock economically unattractive to brokers and therefore difficult for holders of common stock to manage. The expected increase in the per-share price of our common stock may help alleviate some of these issues.

         (c) The structure of trading commissions also tends to have an adverse impact on holders of lower-priced stock because the brokerage commission on a sale of lower-priced stock generally represents a higher percentage of the sales prices than the commission on a relatively higher-priced issue, which may discourage trading in lower-priced stock. A reverse stock split could result in a price level for our common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our common stock.

         (d) The increase in the portion of our authorized shares of common stock that would be unissued after the reverse stock split is effectuated could be used for any proper corporate purpose approved by the board of directors. The increased number of authorized but unissued shares of our common stock will provide us with additional flexibility to issue additional shares of our common stock in connection with possible financings or other transactions in the future.

REASONS AGAINST REVERSE STOCK SPLIT

         Even though the board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

         (a) Despite the potential increase in liquidity discussed above, the reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

         (b) A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits.

         (c) A reverse stock split may leave certain stockholders with one or more "odd lots," which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole, or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split.

         (d) Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of TurboChef by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that the board of directors determines is not in our best interests or those of our stockholders. The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal. The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our board of directors is not aware of any attempt to take control of TurboChef, and our board of directors did not propose the Amendment with the intent that the increase in the number of authorized but unissued shares of common stock be utilized as a type of anti-takeover device.

         (e) Subject to AMEX listing requirements, the increased number of authorized but unissued shares of our common stock could be issued by the board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.

EXCHANGE OF STOCK CERTIFICATES

         If our board of directors, in its sole discretion, elects to proceed with the reverse stock split, we will instruct our transfer agent to act as our exchange agent (the "Exchange Agent") and to act for the holders of common stock in implementing the exchange of their certificates. Commencing on the effective date of a reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse-split common stock. One share of new common stock will be issued in exchange for three presently issued and outstanding pre-split shares of our common stock.

         Beginning on the effective date of the reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of the adjusted number of shares of our post-reverse split common stock. Holders of securities exercisable for shares of our common stock will not be requested to exchange their convertible securities in connection with a reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. We reserve the right not to effect a reverse stock split if in the board of directors' opinion it would not be in our best interests or in the best interests of our stockholders to effect a reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information purposes only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

         Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of our common stock will be the same as the adjusted basis of our common stock exchanged for such new shares of our common stock. The holding period of the new, post-split shares of our common stock resulting from implementation of the reverse stock split will include the stockholder's respective holding periods for the pre-split shares of our common stock exchanged for the new shares of our common stock. A stockholder who receives cash in lieu of a fractional share will be treated as if the Company has issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder's pre-split shares of our common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder's holding period exceeds 12 months.

NO DISSENTERS' RIGHTS

         The holders of shares of our common stock have no dissenters' rights of appraisal under Delaware law, our Restated Certificate of Incorporation, as amended, or our by-laws, in each case, with respect to the proposed reverse stock split or the Amendment as it relates thereto.

VOTE REQUIRED AND SHARES OUTSTANDING

         Approval of the Amendment requires the affirmative vote of the holders of a majority of our shares of outstanding common stock as of the close of business on the record date. As of the record date, there were 72,502,314 shares of our common stock, and no shares of our preferred stock, outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the Company's stockholders.

         Section 228 of the Delaware General Corporation Law authorizes our stockholders to take corporate action without a meeting of stockholders and without prior written notice if a consent or consents, evidenced in writing and setting forth the action so taken, is or are signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve such action at a stockholder's meeting. The actions discussed in this Information Statement will become effective as provided in written consents from the holders of a majority of the outstanding shares of voting stock executed and delivered to the Company on November _____, 2004, subject to the discretion of the Board not to effect the stock split as disclosed above. As a result, no additional vote or proxy is required by any other stockholders to approve the adoption of the Amendment.

         In compliance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the written consents provide that the Amendment will not take effect until at least 20 days after this Information Statement is sent to the Company's stockholders. After such time, the Amendment will become effective when the Company files it with the Delaware Secretary of State, which the Company currently anticipates it will do on or about November _____, 2004.

STOCKHOLDERS SHARING THE SAME ADDRESS

         The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements with respect to two or more security holders sharing the same address by delivering a single information statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are TurboChef stockholders will be "householding" our information statement materials. A single information statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you notify us otherwise. If at any time you no longer wish to participate in "householding" and would prefer to receive a separate information statement, please notify your broker. In the alternative, you may direct such written request to our Secretary, c/o TurboChef Technologies, Inc. at Six Concourse Parkway, Suite 1900, Atlanta, Georgia 30328. Stockholders who currently receive multiple copies of the information statement at their address and who would like to request "householding" of their communications should contact their broker.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

FIVE PERCENT OWNERS

         The following table sets forth information, as of November 15, 2004, as to shares of our common stock held by persons known to us to be the beneficial owners of more than five percent of any class of our capital stock based upon information publicly filed by such persons:

    NAME AND ADDRESS OF        AMOUNT OF            PERCENT OF
      BENEFICIAL OWNER    BENEFICIAL OWNERSHIP        CLASS
      ----------------    --------------------      ----------

     Jeffrey B. Bogatin         5,846,601               8.06%
     888 Park Avenue
     New York, NY 10021

     Richard E. Perlman        38,769,666              53.17%
     645 Madison Avenue
     Suite 1500
     New York, NY 10022

     OvenWorks, LLLP           38,353,000              52.90%
     645 Madison Avenue
     Suite 1500
     New York, NY 10022

----------

(1)    Based upon ownership reported in a Schedule 13D filed on July 20, 2004.

(2) Based upon ownership reported in a Schedule 13D/A filed on November 1, 2004. Mr. Perlman's beneficial ownership includes 416,666 shares issuable upon exercise of options and 38,353,000 shares owned by OvenWorks, LLLP. Richard Perlman, Chairman of the Company, is the sole stockholder, sole director and President of Oven Management, Inc., which is the sole general partner of OvenWorks, LLLP.

(3) Based upon ownership reported in a Schedule 13D/A filed on November 1, 2004.

OFFICERS AND DIRECTORS

         The following table sets forth information concerning the shares of TurboChef common stock that are beneficially owned by the following individuals:

         o        each of TurboChef's directors;

         o        each of TurboChef's named executive officers; and

         o all of TurboChef's directors and executive officers as a group.

         Unless otherwise indicated, the listing is based on the number of TurboChef common shares held by such beneficial owners as of November 15, 2004. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

         The number of shares shown as beneficially owned by each beneficial owner in the table below includes shares that can be acquired by that beneficial owner through stock option exercises on or prior to January 14, 2005. In calculating the percentage owned by each beneficial owner, the Company assumed that all stock options that are exercisable by that person on or prior to January 14, 2005 were exercised by that person and the shares underlying such options were issued to that person. The total number of shares outstanding used in calculating the percentage owned assumes no exercise of options held by other beneficial owners. Likewise, beneficial ownership of certain officers and directors is shown as if shares of common stock have been distributed by OvenWorks, LLLP to its partners.

                                                                          AMOUNT AND NATURE OF
                      NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP (1)    PERCENT OF CLASS
                      ------------------------                          ------------------------    ----------------
Richard E. Perlman                                                                  6,560,924 (2)             8.99%
James K. Price                                                                      6,560,924 (3)             8.99%
J. Thomas Presby                                                                      492,510 (4)                 *
William A. Shutzer                                                                  6,209,715 (5)             8.56%
Raymond H. Welsh                                                                      885,998 (6)             1.22%
Sir Anthony Jolliffe                                                                  462,505 (7)                 *
James W. DeYoung                                                                    1,048,067 (8)             1.44%
Mark C. Mirken                                                                        658,846 (9)                 *
Jeffrey B. Bogatin                                                                 5,846,601 (10)             8.06%
Vincent A. Gennaro                                                                            -0-                 -
James A. Cochran                                                                   1,089,606 (11)             1.50%
All current directors and executive officers as a group (9 persons)               23,310,249 (12)            31.52%

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*      Less than one percent.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Percentages herein assume a base of 72,502,314 shares of common stock outstanding as of November 15, 2004.

(2) Includes 416,666 shares of common stock issuable upon exercise of options and 6,144,258 shares currently owned by OvenWorks, LLLP, of which Mr. Perlman has a direct beneficial interest in 6,042,092 shares and an indirect beneficial interest in 102,166 shares through Oven Management, Inc., the general partner of OvenWorks, in which Mr. Perlman has a beneficial interest.

(3) Includes 416,666 shares of common stock issuable upon exercise of options and 6,144,258 shares currently owned by OvenWorks, LLLP, of which Mr. Price would have a beneficial interest.

(4) Includes 67,500 shares of common stock issuable upon exercise of options and 492,510 shares currently owned by OvenWorks, LLLP, in which Mr. Presby would have a beneficial interest.

(5) Includes 67,500 shares of common stock issuable upon exercise of options and 6,142,215 shares currently owned by OvenWorks, LLLP, in which Mr. Shutzer would have a beneficial interest.

(6) Includes 55,000 shares of common stock issuable upon exercise of options and 717,205 shares currently owned by OvenWorks, LLLP, in which Mr. Welsh would have a beneficial interest.

(7) Includes 250,000 shares of common stock issuable upon exercise of options and 212,505 shares currently owned by OvenWorks, LLLP, in which Sir Anthony Jolliffe would have a beneficial interest.

(8) Includes 55,000 shares of common stock issuable upon exercise of options and 717,205 shares currently owned by OvenWorks, LLLP, in which Mr. DeYoung would have a beneficial interest.

(9)    Shares issuable upon exercise of options.

(10) See footnote 1 to 5% ownership table above and accompanying table entries.

(11) Includes 133,333 shares of common stock issuable upon exercise of options and 956,273 shares currently owned by OvenWorks, LLLP, in which Mr. Cochran would have a beneficial interest.

(12) Includes 1,461,665 shares of common stock issuable upon exercise of options and 21,458,929 shares currently owned by OvenWorks, LLLP, in which the officers and directors as a group would have a beneficial interest.

                                  OTHER MATTERS

         As of the date of this information statement, our board of directors does not know of any matters that have been considered or approved by the holders of a majority of the shares of the Company's common stock, other than as described in this information statement.

                    COMMUNICATING WITH THE BOARD OF DIRECTORS

         TurboChef security holders and other parties with concerns about the Company's conduct or about accounting, internal control or auditing matters may communicate with the board of directors by writing to it in the care of the Secretary, TurboChef Technologies, Inc., Six Concourse Parkway, Suite 1900, Atlanta, GA 30328. All concerns related to accounting, internal control or auditing matters will be referred to the Chairman of the Audit Committee. Correspondence otherwise will be directed as requested by the writer. The Company may screen or filter out solicitations for goods or services or other inappropriate communications unrelated to TurboChef or its business under procedures adopted by the independent members of the board of directors.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including us, who file electronically with the SEC. The address of that website is http://www.sec.gov.



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